EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund,
Select Growth Portfolio 1998 Series A, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-41763 of our opinion dated February 17, 1998, relating to the Statement of Condition of Equity Investor Fund Select Growth Portfolio 1998 Series A, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
February 17, 1998